Exhibit 99.1

IntelGenx to Present at the 8thAnnual OneMedForum

Saint Laurent, Quebec - January 5, 2015 – Saint Laurent, Quebec--IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) ("IntelGenx") today announced that Dr. Horst Zerbe, Chairman, President and Chief Executive Officer, will present at the 8th Annual OneMedForum to be held Monday, January 12, 2015 at the San Francisco Marriott Marquis. IntelGenx’ presentation will take place January 12, 2015 at 10:40 A.M. Pacific Time.

Institutional investors that wish to request a meeting with IntelGenx should contact The Cockrell Group.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Investor Contact:

COCKRELL GROUP
T: 877.889.1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

Company Contact:

Paul A. Simmons
Chief Financial Officer
IntelGenx Technologies Corp.
T: +1 514-331-7440
F: +1 514-331-0436
www.intelgenx.com